EXHIBIT 99.1 JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13G/A and any further amendments thereto may be filed on behalf of each of the undersigned with respect to the common units held by each of them in Westlake Chemical Partners LP.

Dated: February 6, 2019.

WPT LLC

By:	/s/ Albert Chao
Name:	Albert Chao
Title:	President of Westlake Chemical Investments, Its manager

WESTLAKE POLYMERS LLC

By:	/s/ Albert Chao
Name:	Albert Chao
Title:	President of Westlake Chemical Investments, Its manager

WESTLAKE CHEMICAL INVESTMENTS, INC.

By:	/s/ Albert Chao
Name:	Albert Chao
Title:	President

WESTLAKE OLEFINS LLC

By:	/s/ Albert Chao
Name:	Albert Chao
Title:	President

WESTLAKE CHEMICAL CORPORATION

By:	/s/ Albert Chao
Name:	Albert Chao
Title:	President and CEO

[Signature Page—Schedule 13G Joint Filing Agreement]